Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the capital stock of Computer Software Innovations, Inc.

Date: October 10, 2012
N. Harris Computer Corporation

By:	/s/ Jeff Bender
Name: Jeff Bender
Title: Chief Executive Officer

Date: October 10, 2012
NHCC Merger Corp.

By:	/s/ Jeff Bender
Name: Jeff Bender
Title: President and Chief Executive Officer